Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	July 22, 2009
Phone: 408-736-6900 x168

AFOP REPORTS IMPROVED 2nd QUARTER 2009 SEQUENTIAL RESULTS
AND 13TH CONSECUTIVE PROFITABLE QUARTER

Sunnyvale, CA – July 22, 2009 - Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the second quarter ended June 30, 2009.

Revenues for the second quarter of 2009 totaled $7,723,000, a 1% increase from revenues of $7,643,000 recorded in the first quarter of 2009 and 25% decrease compared with revenues of $10,323,000 for the second quarter of 2008. The Company recorded net income for the second quarter of 2009 of $432,000. This compares to net income for the first quarter of 2009 of $302,000 and $1,081,000 for the second quarter of 2008.

Included in expenses for the quarter ended June 30, 2009 was $22,000 of stock-based compensation charges under FAS 123(R). Included in expenses for the quarter ended June 30, 2008 and the quarter ended March 31, 2009 were $46,000 and $28,000 of stock-based compensation charges under SFAS 123(R), respectively.

Peter Chang, President and Chief Executive Officer, commented, “Despite the difficult worldwide economic situation, we managed to grow our revenue slightly in the second quarter. With almost the same revenue level as Q1, we improved our gross margin and reduced our overall operating expenses, which resulted in a significantly higher operating profit of $292,000 in the 2nd quarter, compared with an operating profit of $90,000 the 1st quarter. This is our thirteenth consecutive profitable quarter.”

“During the quarter, we also strengthened our balance sheet. Compared with last quarter, our inventory level was reduced, we reclassified our long-term investments and ARS rights to current and increased our cash and investments, including our ARS rights, by $1,061,000 to $40,763,000. In addition, we began to receive some cash redemptions on our auction rate securities.”

“Regarding the third quarter of 2009, we expect that revenues will grow slightly and that the Company will achieve another consecutive profitable quarter. In the meantime, we intend to keep investing in new products, working together with our customers to secure new growth opportunities and position AFOP for when the economy begins to recover.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on July 22, 2009 to discuss AFOP’s second quarter 2009 financial results. To participate in AFOP’s conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 327575. AFOP will also provide a live webcast of its second quarter 2009 conference call at AFOP’s website: www.afop.com. An audio replay will be available until August 5, 2009. The dial in for the replay is 877-660-6853. The replay pass-codes (account # 286; conference ID#: 327575) are both required for the replay.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to future market demand, and our expectations regarding second quarter 2009 results, including our expectations regarding our second quarter 2009 revenues and profitability, and the basis for our expectations, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, order trends and customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended March 31, 2009. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Jun. 30,	Dec. 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$38,970	$23,954
Other current asset - ARS Right	1,793	-
Accounts receivable	5,062	4,708
Inventories	4,816	5,614
Other current assets	594	379
Total current assets	51,235	34,655

Long-term investments	-	13,718
Other asset - ARS Right	-	2,582
Property and equipment, net	4,382	4,653
Other assets	189	190
Total assets	$55,806	$55,798

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,005	$3,572
Accrued expenses	3,128	3,374
Total current liabilities	6,133	6,946

Long-term liabilities
Other long-term liabilities	830	891
Total long term liabilities	6,963	7,837

Stockholders' equity	48,843	47,961
Total liabilities and stockholders' equity	$55,806	$55,798

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2009	2009	2008	2009	2008
Revenues	$7,723	$7,643	$10,323	$15,366	$19,724

Cost of revenues	5,322	5,345	7,069	10,667	13,524
Gross profit	2,401	2,298	3,254	4,699	6,200

Operating expenses:
Research and development	762	729	895	1,491	1,793
Sales and marketing	577	634	645	1,211	1,313
General and administrative	770	845	893	1,615	1,787
Total operating expenses	2,109	2,208	2,433	4,317	4,893

Income from operations	292	90	821	382	1,307
Interest and other income, net	172	222	281	394	677
Net income before tax	$464	$312	$1,102	$776	$1,984
Income tax	32	10	21	42	83
Net income	$432	$302	$1,081	$734	$1,901

Net income per share:
Basic	$0.01	$0.01	$0.03	$0.02	$0.05
Diluted	$0.01	$0.01	$0.03	$0.02	$0.04

Shares used in per share calculation:
Basic	41,979	41,872	41,574	41,926	41,483
Diluted	42,115	41,897	42,674	41,969	42,659

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$11	$14	$20	$25	$42
Research and development	5	6	9	11	19
Sales and marketing	2	4	6	6	13
General and administrative	4	4	11	8	23
Total	$22	$28	$46	$50	$97